Aflac Incorporated 2nd Quarter 2006 Form 10-Q

EXHIBIT 15

August 7, 2006

Aflac Incorporated
Columbus, Georgia

Re:  Registration Statement No. 33-64535 on Form S-3; 33-41552, 33-44720, 333-01243,
        333-69333, 333-27883, 333-115105, 333-135324 and 333-135327 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 7, 2006, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

Atlanta, Georgia

EXH 15-1